Exhibit 10.11

International Fight League

424 West 33rd St. — Suite 650 New York, NY 10001
(212) 356-4000 Voice

March 21, 2007

Michael C. Keefe

Dear Michael:

It is with a great deal of pleasure that I am extending to you an offer to join the International Fight League, Inc. (“IFL”) as President of Legal and Business Affairs pursuant to a two-year employment contract effective as of March 28, 2007.

As part of our offer of employment, we will pay you a base salary of $240,000 per year ($10,000 per pay period, to be paid semi-monthly on the 15th and final day of each month).  You will eligible to participate in any executive bonus plan established by the company.  You will receive a guaranteed bonus for 2007 of $25,000, payable in the first quarter of 2008.

You will become eligible on your first day of employment to participate in the Company’s health care benefits as well as all other benefits available to employees generally.  You will be entitled to vacation and sick days as per Company policy, which initially allows for 2 weeks of vacation and 1 week of personal days per year.

You will be granted 125,000 shares of “Restricted Stock” under the Company’s 2006 Equity Incentive Plan.  The Restricted Stock granted to you will be subject to approval by the Company’s Board of Directors and a two (2) year vesting period.  Your Restricted Stock will vest 25% upon during the first open window period under the Company’s insider trading policy (as in effect from time to time) after completion of your first 6 months of employment and 25% upon the first open window period after the completion of each six-month period thereafter.  This grant of Restricted Stock will be evidenced by a separate grant agreement the Company will deliver to you, and which will become effective upon the Company’s receipt of a counter-signed copy from you.

Your employment with IFL shall be “at-will” which means that either IFL or you may terminate the employment relationship for any reason whatsoever.  In the event that your employment is terminated for “cause” or you resign, you will not receive severance benefits.  “Cause” shall include, without limitation, the gross neglect, or willful or wanton breach, of any of your duties on behalf of IFL, gross malfeasance in the performance of your duties hereunder, fraud, dishonesty or conviction of a felony.  In the event that you are terminated without Cause, you shall be entitled to a six (6) month severance package.  Any restricted stock or other equity awards you have will continue to vest during the six month severance period.

On or before your starting date, you will complete W-4 forms for the state and federal government and an 1-9 form.  To complete the 1-9 form, you will need to prove your identity and your eligibility for employment in the United States.  You will also be required to sign a separate Proprietary Information Protection Agreement.

If the foregoing is acceptable to you, please indicate your agreement and acceptance of the offer by affixing your signature to two copies of this letter in the appropriate space.  Please return both copies to me for execution as soon as possible and I will return a fully signed copy to you.

Again, I am extremely enthusiastic about you joining the IFL team!

Sincerely,

International Fight League, Inc.

Gareb Shamus
CEO

AGREED TO AND ACCEPTED BY:

/s/ Michael C. Keefe	3/23/07
Michael C. Keefe	Date